As filed with the Securities and Exchange Commission on July 20, 2023
Registration No. 333-259816

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT NO. 333-259816

UNDER THE SECURITIES ACT OF 1933

BERKSHIRE GREY, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-2994421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 South Road Bedford, Massachusetts (Address of Principal Executive Offices)	01730 (Zip Code)

2021 Stock Option and Incentive Plan
Amended and Restated 2013 Stock Option and Purchase Plan
(Full title of the plans)

Mark Fidler
Chief Financial Officer
Berkshire Grey, Inc.
140 South Road
Bedford, Massachusetts 01730
(833) 848-9900

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jocelyn Arel
Mark S. Opper
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-259816), which was filed with the Securities and Exchange Commission on September 27, 2021 (the “Registration Statement”), pertaining to the registration of (i) 19,887,747 shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Berkshire Grey, Inc. (the “Company” or the “Registrant”) under the Company’s 2021 Stock Option and Incentive Plan (the “2021 Plan”), including shares of Common Stock subject to awards granted under the Company’s Amended and Restated 2013 Stock Option and Purchase Plan (the “Prior Plan”) that may become available for issuance or reissuance, as applicable, under the 2021 Plan if such awards are forfeited, canceled or otherwise terminated (other than by exercise); (ii) 30,873,838 shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the Prior Plan and (iii) 18,362,446 shares of Common Stock of the Company previously issued, or issuable, to certain officers of the Company pursuant to the Prior Plan (the “Resale Shares”).

As previously disclosed, on March 24, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), Backgammon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of SoftBank. On July 20, 2023, SoftBank completed its acquisition of the Company.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts on the 20th day of July, 2023.

BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name:	Thomas Wagner
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.